EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2008 with respect to the combined financial statements of Vortech, L.L.C. and VTC, L.L.C. appearing in the 2007 Annual Report of Fortress International Group, Inc to its shareholders and with respect to schedules included in the Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this Registration Statement. We consent of the incorporation of the aforementioned report and to the use of our name as it appears under the caption “Experts and Legal Matters.”

/s/ Grant Thornton LLP

Baltimore, Maryland
October 10, 2008